PURCHASE AND SALE AGREEMENT

BETWEEN

JED OIL (USA) INC. AND

JMG EXPLORATION, INC. ("SELLER")

AND

SAMSON RESOURCES COMPANY ("BUYER")

DATED AS OF

DECEMBER 20, 2006

TABLE OF CONTENTS

Schedule of Exhibits

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement ("Agreement"), made as of December 20, 2006 ("Execution Date") by and between JED Oil (USA) Inc., have an address at 2200, 500 – 4th Avenue SW, Calgary, Alberta T2P 2V6 and JMG EXPLORATION, INC., having an address at 2200, 500 – 4th Avenue SW, Calgary, Alberta T2P 2V6 (collectively called "Seller") and SAMSON RESOURCES COMPANY, an Oklahoma corporation, whose address is Two West Second Street, Tulsa, Oklahoma 74103 ("Buyer"), (Buyer and Seller are sometimes referred to below individually as a "Party" or collectively as the "Parties"):

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain property on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

1. **PURCHASE AND SALE**

1.1 Properties - Seller agrees to sell to Buyer and Buyer agrees to buy from Seller, effective as of 7:00 a.m. local time where the Interests are located on October 1, 2006 (the "Effective Time") for the consideration recited and subject to the terms and conditions set forth below, the following (all collectively referred to as the "Assets"):

a. All of Seller's right, title and interest in those certain oil and gas leases described on Exhibit "A" and Exhibit "B" attached hereto (the "Leases") and all wells described on Exhibit "A" and Exhibit "B" attached hereto (the "Wells") and all mineral interests, forced pooled interests, interests acquired under contracts, and the lands covered thereby or associated therewith, which are covered by or associated with the Leases, Wells or lands pooled or unitized with any portion thereof, or on lands located within any governmental drilling and spacing unit which includes any portion thereof, subject to the wellbore restrictions, depth limitations and other reservations or limits set forth on said Exhibit "A" and Exhibit "B" together with any saltwater disposal systems, plants, treating and processing systems, casing, pipelines, gathering systems, material, equipment, and facilities used in connection with the use or operation of said properties, personal property in or on, or directly and solely used in connection with, said well or wells, rights-of-way, easements and fee surface estates associated with those properties set forth on Exhibit "A" and Exhibit "B" to the extent and only to the extent such interests are not subject to wellbore restrictions, and if subject to such restrictions, limited to an interest therein proportionate to the wellbore interest conveyed herein, but specifically excluding (a) vehicles, boats, tools, pulling machines, warehouse stock, equipment or material temporarily located on the land, (b) any equipment, pipelines, fixtures or interests in land owned by any purchaser and/or transporter of oil and/or gas and (c) all tools, administrative computer equipment and other personal property of Seller not intended to be included in the Assets. All items described in this Article 2.1.a are herein collectively referred to as the "Interests".

Buyer and Seller agree that with respect to all of Township 164 North, Range 97W;

Sections 1 through 24 of Township 163 North, Range 97 West; Sections 30 and 31 of Township 164 North, Range 96 West; and Section 6, 7, 18 and 19 of Township 163 North, Range 96 West, Divide County, North Dakota (the "Midale Reserved Area"), the Interests shall cover and grant rights only in and to all depths and formations below the base of the Midale Formation (the base of the Midale Formation being defined as the stratigraphic equivalent of 6,350 feet as found in the electric logs of the Texaco Exploration & Production Company/No. 1 N. B. Anderson well located in the NW/4 SW/4 of Section 34, Township 164 North, Range 97 West, Divide County, North Dakota) in and to the Leases described in Exhibit "B".

b. Production - All of Seller's interest in the production of oil, gas, condensate, casinghead gas, or other minerals, exclusive of third party royalties, overriding royalties, production payments, in-lieu royalties, rights to take royalties in kind or other third party interests directly attributable to the Interests from and after the Effective Time.

c. Rights-of-Way and Easements - All of Seller's interest in rights-of-way, easements, permits, licenses, approvals, servitudes and franchises specifically acquired for, or directly used in connection with, operations for the exploration and production of oil, gas or other minerals on or from the Interests, including the rights to permits and licenses of any nature owned, held or operated in connection with said operations.

d. Contract Rights - All contract rights relating to the Interests including but not limited to any operating agreements, joint venture agreements, unit agreements, orders and decisions of state and federal regulatory authorities establishing units, unit operating agreements, farmout agreements, processing agreements, transportation agreements, gathering and processing agreements, enhanced recovery and injection agreements, farm-in agreements, balancing agreements, options, drilling agreements, exploration agreements, assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent the same are directly related to the Interests, and gas sales agreements.

e. Files and Records - All of the applicable files, records and data directly relating to the items described in Subsections 1.1(a), 1.1(b), 1.1(c) and 1.1(d) above including, without limitation, land and lease files, well files, title records including abstracts of title, title opinions, contracts, production records, all logs including electric logs, core data, pressure data and decline curves and graphical production curves and all related materials in the possession of Seller, less and except all legal, tax, employee or financial files, reserve evaluation information, competing bids, proprietary data, information and data under contractual restrictions on assignment, all privileged information and intellectual property, or seismic, geophysical, geological or other similar information or data (collectively, the "Records").

ARTICLE 2

2. PURCHASE PRICE AND ALLOCATION

2.1 Base Purchase Price - Buyer agrees to pay for the Assets the total sum of Five Million Seventy-Eight Thousand Five Hundred Dollars ($5,078,500 U.S.) ("Base Purchase Price") in cash, subject only to the price adjustments set forth in this Agreement.

2.2 Performance Deposit and Payment - As evidence of good faith, Buyer has deposited or is depositing with Seller, at the time of the execution of this Agreement, a performance deposit of five percent (5%) of the Base Purchase Price (the "Deposit"), which deposit is non-interest-bearing and non-refundable except as provided below. At Closing, Buyer shall pay and deliver to Seller the remaining unpaid portion of the Base Purchase Price after application of the performance deposit, adjusted as provided for below.

2.3 Allocation of Base Purchase Price - Seller and Buyer agree that the Base Purchase Price shall be allocated among the Interests described in Exhibit "A" and "B" as set forth in Exhibit "C" (the "Allocated Values") for the purpose of (i) establishing a basis for certain taxes, (ii) obtaining waivers of any preferential rights to purchase the Assets, (iii) determining the value of a Title Defect, and (iv) handling those instances for which the Base Purchase Price is to be adjusted.

ARTICLE 3

3. ACCESS TO ASSETS , DISCLAIMERS AND DATA

3.1 Access - Notwithstanding Buyer's prior opportunity to inspect and inventory the Assets and to review information regarding the Assets, promptly after execution of this Agreement and upon written request of Buyer, Seller shall provide Buyer and Buyer's authorized representatives, at any reasonable time(s) before the Closing, (i) reasonable physical access, at Buyer's sole risk, cost and expense, to the lands, wells, equipment, and facilities on or associated with the Assets that are Seller-operated to allow Buyer to conduct on-site inspections of the Assets and (ii) access to the Records and other Assets, to the extent such data and records are in Seller's possession and relate to the Assets; provided, however, Seller shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Seller considers confidential or proprietary or which Seller believes in good faith it cannot lawfully provide Buyer because of third-party restrictions (to the extent any such data or information is proprietary or subject to third-party restrictions, Seller will use its good-faith efforts to obtain any consents necessary to allow Buyer to review such data or information). In connection with such on-site inspections, Buyer agrees to not unreasonably interfere with the normal operation of the Assets and further agrees that under no circumstances shall it perform tests of any nature on the Assets without the express written consent of Seller. In connection with granting such access, and except to the extent that such claims are caused by the gross negligence of Seller, Buyer waives and releases all claims against Seller (as defined in Article 13) for injury to, or death of persons, or damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer of its employees on the Assets and Buyer agrees to indemnify, defend and hold harmless Seller (as defined in Article 13) from and against all such claims.

3.2 Disclaimer - Buyer specifically understands and acknowledges the following:

3.2.1 Title - Title to the Assets shall be transferred and conveyed with a warranty against claims, liens, and encumbrances arising by, through, or under Seller, but not otherwise. SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS AND ANY PERSONAL PROPERTY, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY BUYER THAT THE PERSONAL PROPERTY, FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER AS IS, WHERE IS, WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND THAT BUYER HAS BEEN GIVEN THE OPPORTUNITY TO MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

3.2.2 Data - SELLER MAKES NO WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLER IS PROVIDED TO BUYER AS A CONVENIENCE, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK.

ARTICLE 4

4. **TITLE**

4.1 Title Defects - Buyer shall notify Seller in writing of any Title Defect (as defined below) in the Interests on or before January 22, 2007 (the "Due Diligence Period"). As used herein, the term "Title Defect" shall mean any of the following:

4.1.1 Adverse Claims - Seller's title as to all or part of an Interest is subject to (i) an outstanding mortgage which is not released on or before Closing; (ii) a deed of trust which is not released on or before Closing; (iii) a lien or encumbrance which is not released on or before Closing; or (iv) a pending cause of action in which a competing ownership interest in an Interest is claimed or implied. Notwithstanding the above, all irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Seller's title to an Interest shall not

be considered a Title Defect, including but not limited to (i) defects based on lack of information in Seller's files; (ii) defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings; (iii) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than ten (10) years prior to the Effective Time, and which have not been released of record; (iv) defects or irregularities arising out of mortgages or deeds of trust which, by their terms, matured more than ten (10) years prior to the Effective Time but which remain unreleased of record; (v) defects or irregularities arising out of the lack of a survey; (vi) defects or irregularities arising out of the lack of recorded powers of attorney from corporations or partnerships to execute and deliver documents on their behalf; (vii) defects and irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription and (viii) preferential rights to purchase which are subject to Article 5.

4.1.2 Decreased Net Revenue Interest - Seller owns less than the net revenue interest shown on Exhibits "A" or "B" for a particular Interest.

4.1.3 Increased Working Interest - Seller owns more than the working interest shown on Exhibits "A" or "B" for a particular Interest without a proportionate increase in the corresponding net revenue interest shown on Exhibits "A" or "B".

4.1.4 Reversions - An Interest is subject to reduction by the exercise by a third-party of a reversionary, back-in, or other similar right not reflected in Exhibits "A" or "B".

4.1.5 Consents and Preferential Rights - An Interest is subject to a consent to assign which consent has not been obtained (other than consents or approvals from governmental authorities which are typically obtained after Closing) or is subject to a preferential right to purchase which right has not been either waived or exercised.

4.1.6 Decrease in Net Leasehold Acres – Seller owns less than 27,650 net leasehold acres associated with the oil and gas leasehold estate in the Leases described in Exhibit "A" hereto, and/or Seller owns less than 12,940 net leasehold acres associated with the and gas leasehold estate in the Leases described in Exhibit "B".

4.1.7 Net Revenue Interest Ratio – Seller's net revenue interest ratio (net revenue interest divided by working interest) in the Leases on an individual oil and gas leasehold estate basis is less than seventy-seven percent (77%) and/or Seller's average net revenue interest ratio in the Leases on an aggregate undeveloped oil and gas leasehold estate basis is less than eighty percent (80%).

4.2 Notices - Any Title Defect notice by Buyer pursuant to Section 4.1 shall include appropriate documentation to substantiate the applicable position. If any such notice is not timely delivered, the claimant shall thereafter have no right to assert such Title Defect as the basis for an adjustment to the Base Purchase Price, the Interests directly affected thereby, the Buyer's requirements for the rectification or curing thereof, and the Buyer's value.

4.3 Adjustments to Base Purchase Price - Upon timely delivery of a notice under Section 4.1, Buyer and Seller shall meet and use their best efforts to agree on the validity of any claims for Title Defects remaining unresolved as of the Closing and the amount of any Base Purchase Price adjustment using the following criteria:

(a) Liquidated Charges - If the adjustment is based upon a lien, encumbrance, or other charge upon an Asset which is liquidated in amount or which can be estimated with reasonable certainty, then the adjustment shall be the sum necessary to be paid to the obligee to remove the encumbrance from the affected Interest.

(b) Ownership Variance - If the adjustment is based upon Seller owning a lesser net revenue interest or greater working interest than that shown on Exhibit "A" and/or Exhibit "B", then the adjustment shall be proportionate to the amount allocated to the affected Interest on Exhibit "C" for the Wells. If the adjustment is based upon Seller owning less net leasehold acres than set forth in Section 4.1.6, then the adjustment shall be based on $110 per net acre for the affected Leases set forth on Exhibit "A" and shall be based on $55 per net acre for the affected Leases set forth on Exhibit "B". If the adjustment is based upon Seller owning a lesser net revenue interest ratio than that described in Section 4.1.7, then the parties shall utilize their best efforts to reach a mutually agreeable adjustment to the Base Purchase Price.

(c) Valuation of Title Defects – If the adjustment is for an item other than as set forth in (a) or (b) above, Buyer and Seller shall endeavor to mutually agree on the amount of the Base Purchase Price adjustment. If the parties cannot agree to the adjustment, the matter shall be submitted to arbitration, prior to Closing, pursuant to Section 21.4. Any such item shall be referred to as an "Open Defect".

(d) Adjustment Threshold - Notwithstanding anything herein contained, if the combined value of the Title Defects affecting the Interests totals less than one hundred thousand dollars ($100,000), there shall be no adjustment to the Base Purchase Price for Title Defects.

For all Title Defects Seller shall sell to Buyer the entire Interest(s) affected by the Title Defect but, reduce the Base Purchase Price as described above.

4.4 Termination - If, because of Title Defects, the Base Purchase Price is to be adjusted downward by an amount exceeding twenty-five percent (25%) of the Base Purchase Price, either party may, upon written notice to the other party, cancel this Agreement and the performance deposit, without interest, shall be returned promptly to Buyer.

4.5 Title Curative - Seller shall have one hundred twenty (120) days after Closing to cure Title Defects at its cost. If, during that period, Seller can reasonably demonstrate that all or any part of the Title Defects have been cured, then any downward adjustments to the Base Purchase Price for such Interests that were made at Closing shall be promptly paid to Seller by Buyer. If necessary, Seller shall make any additional conveyances to Buyer of the affected Interests in exchange for payment of such adjusted amounts.

ARTICLE 5

5. THIRD-PARTY PREFERENTIAL RIGHTS TO PURCHASE

5.1 Third-Party Exercise - If a third-party exercises a preferential right to purchase any of the Interests, the affected Interest shall be removed from this Agreement and the Base Purchase Price shall be adjusted by the dollar amount allocated to the affected Interest as set forth on Exhibit "C".

5.2 Third-Party Failure to Purchase - If a third-party exercises a preferential right to purchase any of the Interests, but fails to close the purchase for any reason within sixty (60) days of Closing, Seller shall give written notice to Buyer of such failure to close, and Buyer shall purchase such Interest for the Allocated Value set forth on Exhibit "C" for such Interest and on the terms and conditions set forth in this Agreement including the Effective Time set forth in this Agreement.

ARTICLE 6

6. CLOSING

6.1 Closing Settlement Statement - At least two (2) business days prior to Closing, Seller will provide to Buyer a closing settlement statement covering, but not limited to, ad valorem taxes, severance taxes, crude oil inventories above the pipeline connection, purchase price adjustments, gas imbalance adjustments, state and local sales taxes, suspense amounts tendered to Buyer, and other applicable adjustments credited to Seller or Buyer as of the Effective Time. The oil inventory value at the Effective Time shall be determined as provided for in Section 9.1.

6.2 Closing Date and Place - The Closing of the transactions contemplated by this Agreement shall be held on or before January 29, 2007, at the offices of Buyer at 2500, 300 – 5th Avenue SW, Calgary, Alberta T2P 3C4, or at such other place as the parties mutually agree (the "Closing").

6.3 Closing Activities - The following actions shall take place at Closing:

6.3.1 Certificates - Each party shall deliver to the other party a certificate in a form satisfactory to the other party dated as of the Closing and executed by a duly authorized officer, partner, attorney-in-fact or owner, as appropriate, of such party to the effect that the party has all requisite corporate, partnership or other power and authority to purchase or sell the Assets, as the case may be, on the terms described in this Agreement and to perform its other obligations hereunder and that all corporate, partnership and/or other prerequisites of whatsoever nature have been fulfilled.

6.3.2 Assignment - Seller and Buyer shall execute an assignment substantially in the form of Exhibit "D" assigning the Assets to Buyer, as well as applicable governmental assignment forms (collectively, the "Assignments") and deliver the Assignments to Buyer.

6.3.3 Payment - Buyer shall deliver to an account designated in writing by Seller by wire transfer of same day funds the Base Purchase Price as adjusted herein.

6.3.4 Possession - Seller shall (subject to the terms of any applicable joint operating agreements and to the other provisions hereof) deliver to Buyer exclusive possession of the Assets.

6.3.5 Letters-in-Lieu - Seller shall prepare and Seller and Buyer shall execute and deliver to Buyer the Letters-in-Lieu of Transfer Orders provided for in Article 9.3.

6.3.6 Release of Mortgages, Deeds of Trusts, Liens, Encumbrances and Financing Statements - Seller shall deliver to Buyer duly executed releases of any mortgages, deeds of trust, liens, encumbrances and financing statements, if any, encumbering Seller's interest in the Assets.

6.4 Conditions to Closing - Buyer's performance of the obligations in Sections 6.3.1, and 6.3.3 and accuracy of the representations in Aritcle 15.2 constitutes conditions precedent to Seller's obligations at Closing. Seller's performance of the obligations in Sections 6.1, 6.3.1 and 6.3.4 and accuracy of the representations in Article 15.1 constitutes conditions precedent to Buyer's obligations at Closing.

ARTICLE 7

7. POST-CLOSING OBLIGATIONS

Seller and Buyer agree to the following post-closing obligations:

7.1 Recordation and Filing of Documents - After the Closing, Buyer shall file or record the Assignments in the appropriate county and governmental records. Buyer shall provide a copy of same, including recording date, to Seller, all at the sole cost of Buyer.

7.2 Records - Within ten (10) days after the Closing, Seller will furnish Buyer the Records at Buyer's sole cost. Insofar as Seller reasonably believes the Records may be needed or useful in connection with federal, state or local regulatory or tax matters or resolution of disputes, litigation, or contract compliance issues, Buyer (for a period of seven (7) years after the Closing) shall further make available to Seller or its affiliates (at the location of such Records in Buyer's organization) access to the Records during normal business hours, upon written request of Seller, and Seller shall have the right to copy at its own expense and retain such copies of the Records.

7.3 Final Settlement Statement - If a final settlement statement, subsequent to Closing, is necessary, Seller shall issue a final settlement statement (the "Final Settlement Statement") within one hundred twenty (120) days after Closing. Buyer shall respond with objections and proposed corrections within thirty (30) days of the issuance of the Final Settlement Statement. If Buyer does not respond with objections and the support therefore to the Final Settlement Statement in writing within thirty (30) days of the issuance of the Final Settlement Statement, said Statement shall be deemed approved by Buyer. After approval by both parties, the net adjustment due pursuant to the Final Settlement Statement for the Assets conveyed will be summarized and a net check or invoice will be sent to the Buyer. Buyer agrees to promptly pay any such invoice within ten (10) days after receipt by Buyer.

7.4 Further Assurances - Buyer and Seller further agree that each will, from time to time and upon reasonable request, execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Assets to Buyer.

ARTICLE 8

8. TAXES

8.1 Property Taxes - All ad valorem taxes, real property taxes, and similar obligations ("Real Property Taxes") applicable to the Assets with respect to the tax period in which the Effective Time occurs (the "Current Tax Period") shall be apportioned between Seller and Buyer as of the Effective Time based on the immediately preceding tax period's assessment, regardless of the taxing agency's basis for calculating such assessment, unless the Current Tax Period's assessment is known, in which case that assessment shall be used for apportionment. Seller will reimburse Buyer for Seller's portion of the Current Tax Period at Closing or in connection with any post-closing settlement provided for herein. Buyer shall pay, and defend and hold Seller harmless with respect to payment of all Real Property Taxes on the Assets for the Current Tax Period and thereafter, regardless of the taxing agency's basis for calculating such taxes, together with any interest or penalties assessed thereon. If Seller pays the Real Property Taxes assessed for the Current Tax Period, Buyer agrees to reimburse Seller for Buyer's portion of said taxes at Closing or in connection with any post-closing settlement provided for herein.

8.2 Production Taxes - All taxes (other than Real Property, income, or similar taxes) imposed on or with respect to the production of oil, natural gas, or other hydrocarbons or minerals, or the receipt of proceeds therefrom (including, but not limited to, severance, production and excise taxes) shall be apportioned between the parties based upon their respective shares of production taken by the parties. Payment or withholding of all such taxes that have accrued prior to the date Buyer assumes responsibility for the distribution of production proceeds and filing of all statements, returns and documents pertinent thereto shall be the responsibility of Seller. Payment or withholding of all such taxes that have accrued from and after the date Buyer assumes responsibility for distributiion of production proceeds and the filing of all statements, returns and documents incident thereto shall be the responsibility of Buyer. Any post Effective Time payments made prior to such date by Seller shall be credited to Seller.

8.3 Other Taxes - As may be required by relevant taxing agencies, Seller shall collect and Buyer shall pay at Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax, and other taxes except taxes imposed by reason of income to Seller. The tax collected shall be based upon Buyer's valuation of the applicable Asset as provided in Section 2.3 and shall be added to the Base Purchase Price at Closing. Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor. Any documentary stamp tax which may be due shall be paid by Buyer.

ARTICLE 9

9. OWNERSHIP OF INTERESTS

9.1 Distribution of Production - All oil in storage above the pipeline connection or gas beyond the meters at the Effective Time shall be credited to Seller. For Seller-operated Interests, Seller has gauged the oil in storage and read all gas meter charts as of the Effective Time. For Seller non-operated Interests, the quantity of such oil in storage or gas beyond the meters shall be determined on the same basis as that used for Seller-operated properties based on

Operator reports or applicable state regulatory agency production reports or records. As part of the Closing settlement statement, the price for such oil in storage shall be at the price that Seller has contracted to sell the oil on the Effective Time. If there is no such price, the price shall be the average of the two highest prices that are posted at the Effective Time (plus any premium) by other purchasing companies, as determined by Seller in the field or locality where the Interests are located for oil of like grade and gravity. Title to the oil in storage for both Seller-operated and Seller non-operated Interests shall pass to Buyer as of the Effective Time.

9.2 Proration of Income and Expenses - Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow), receipts, credits, and income attributable to the Assets for all periods of time prior to the Effective Time shall belong to Seller, and all proceeds, receipts, credits, and income attributable to the Assets for all periods of time from and after the Effective Time shall belong to Buyer. Except as otherwise provided in this Agreement, all costs, expenses, disbursements, and obligations attributable to the Assets for periods of time prior to the Effective Time shall be the obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. Except as otherwise provided in this Agreement, all costs, expenses, disbursements and obligations attributable to the Assets for periods of time from and after the Effective Time shall be the obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

9.3 Notice to Remitters of Proceeds - Buyer shall be responsible for informing all purchasers of production or other remitters to pay Buyer and obtain from the remitter revenues accrued after the Effective Time. The remitter shall be informed by Seller and Buyer via Letters-in-Lieu of Transfer Order or such other reasonable documents which remitter may require.

9.4 Suspended Funds - Seller shall be responsible for proper distribution of all such suspended proceeds to the parties lawfully entitled to them, and shall indemnify and hold Buyer harmless against any claim, action or liability (including court costs and attorneys' fees) associated with claims against such suspended funds (including but not limited to interest and penalties on such amounts attributable to periods subsequent to Closing).

ARTICLE 10

10. **SELLER-OPERATED INTERESTS**

10.1 Pre-Closing Covenants - During the period from the Execution Date to Closing, Seller shall (i) permit Buyer to have access for inspection only to those Interests operated by Seller; (ii) consult with Buyer with respect to all AFE's over Fifty Thousand Dollars ($50,000) net to the interest of Seller which are received by Seller with respect to any Interest (but Seller's only duty with respect to such AFE's is to discuss them with Buyer and consider Buyer's desire with respect thereto), and with respect to all material decisions to be made with respect to the Interests, including, without limitation, settling any gas imbalances and incurring costs for discretionary expenditures for operations in excess of Fifty Thousand Dollars ($50,000) net to the interest of Seller for which AFE's are not prepared; (iii) operate, or if Seller is not the Operator, use reasonable efforts to ensure that the Operator operates the Interests in its ordinary course of business and in accordance with applicable industry standards and the terms and conditions of all applicable contracts, laws and regulations; and

(iv) not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any material portion of the Interests other than the sale of production in the ordinary course of business or as required in connection with the exercise by third-parties of preferential rights to purchase any of the Interests.

10.2 Standard of Care and Liability of Operator - Seller shall operate the Seller-operated Interests using the same standard of care as an ordinarily prudent Operator under the same or similar circumstances until Closing, or such later time as any applicable joint operating agreement may require, when such operation shall be turned over to, and become the responsibility of, Buyer. Seller shall not be liable to Buyer for any claims, demands, causes of action, damages, or liabilities arising out of Seller's operation of the Interests after the Effective Time except in the case of a breach of Section 10.1, gross negligence, or willful misconduct on the part of Seller.

10.3 Removal of Signs - Seller shall have the option to remove Seller's name and signs from the Seller-operated Interests or to require Buyer to do so. Buyer hereby grants Seller a right of access after Closing to such Interests to remove Seller's signs and name from the Interests, or to confirm that Buyer has done so. If Seller's signs or name remain on the Interests after Closing, Buyer shall promptly, but no later than required by applicable rules and regulations or thirty (30) days thereafter, whichever is earlier, remove any remaining signs and references to Seller and shall erect or install all signs complying with any applicable governmental rules and regulations, including, but not limited to, those showing the Buyer as operator of the Interests.

ARTICLE 11

11. SELLER NON-OPERATED INTERESTS

As to non-operated Assets, Seller shall exercise the same standard of care as an ordinarily prudent working interest owner under the same or similar circumstances until Closing.

ARTICLE 12

12. RELATED AGREEMENTS, THIRD-PARTY NOTIFICATIONS AND APPROVAL

12.1 Related Agreements - The sale of the Assets is subject to any and all assignments, subleases, farmout agreements, joint operating agreements, letter agreements, easements, rights-of-way, and all other agreements with respect to or pertaining to the Interests. Buyer further agrees to expressly assume the obligations and liabilities of Seller under such assignments, subleases, farmout agreements, joint operating agreements, letter agreements, easements, rights-of-way, and agreements insofar as such obligations or liabilities concern or pertain to the Interests and to execute any documents necessary to effectuate such agreement. The parties agree that this Article shall include, but not be limited to, any and all instruments that are either (i) recorded or (ii) unrecorded but made available to Buyer during the Due Diligence Period, including that certain Lease Acquisition and Exploration Agreement by and between Mammoth Exploration LLC and JMG Exploration, Inc. dated May 16, 2005. Buyer and Seller shall cooperate with each other and Mammoth in order to have Buyer a party to this Agreement.

12.2 Third-Party Notifications and Approvals - The sale of the Assets may require the approval or

consent of lessors, joint interest owners, farmors, sublessors, assignors, grantors, parties to agreements, or governmental bodies having jurisdiction. Seller assumes full responsibility for obtaining any such consent and approval, including, as necessary, obtaining waivers of maintenance of uniform interest provisions from joint interest owners, and furnishing Buyer with proof of such consent or approval. Seller shall be responsible for notifying all owners of any preferential rights to purchase any of the Interests.

12.3 Exchange Provision - Buyer and Seller have been advised, and understands, that the other retains the option to effect a tax-free exchange of property of like kind pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder (the "Regulations"). Each party agrees to cooperate with the other in connection with such exchange (which may be a deferred exchange permitted under the Regulations). Such cooperation shall include, but shall not be limited to, payment of the Base Purchase Price for the Assets to a qualified escrow account, a qualified trust or a qualified intermediary (as defined in the Regulations) and the execution of such documents as may reasonably be required in connection therewith. Neither party shall be required, however, to incur additional costs or obligations in connection with such exchange, and each party shall indemnify and hold harmless the other against, or reimburse for any claims, damages, liabilities, costs or expenses (including reasonable attorney's fees) asserted against or incurred by such other party in connection with or arising out of the indemnifying party's exchange.

ARTICLE 13

13. INDEMNITY

13.1 Definitions - For purposes of this Agreement, the term "Claims" shall include claims, rights, demands, causes of action, liabilities (including civil fines), damages, losses, fines, penalties, sanctions of every kind and character including fees and expenses of attorneys, technical experts and expert witness, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all expenses, costs and fees (including attorneys' fees) in connection therewith. For purposes of Articles 13 and 14, and all other provisions of this Agreement which contain an indemnification provision, the term "Seller" shall be deemed to include Seller and its affiliates, all successors, heirs and assigns of Seller and its affiliates (other than Buyer), and the officers, directors, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing. For purposes of Articles 13 and 14 and all other provisions of this Agreement which contain an indemnification provision, the term "Buyer" shall be deemed to include Buyer and its affiliates, all successors, heirs and assigns of Buyer and its affiliates, and the officers, directors, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.

13.2 Assumption of Obligations - Buyer shall upon Closing, but effective as of the Effective Time, assume and be responsible for and comply with all duties and obligations of Seller, express or implied, with respect to the Assets, including, without limitation, those duties and obligations arising under or by virtue of the Leases, rights-of-way, easements, and/or any other contract, agreement, document, permit, applicable statute, rule, regulation or order of any governmental authority (specifically including without limitation any governmental request or requirement to plug, replug and/or abandon any well of

whatsoever type, status or classification or take any clean-up or other action with respect to the Assets).

13.3 Buyer's Indemnity - Buyer shall upon Closing, but effective as of the Effective Time, defend, indemnify, release and hold Seller harmless from and against any and all Claims in favor of any person for personal injury, death or damage to property or for any other Claims arising directly or indirectly from, or incident to, (i) the use, occupation, operation, maintenance or abandonment of any of the Assets, or condition of the Assets, whether latent or patent, and whether arising from or contributed to by the negligence in any form of Seller, its agents, employees or contractors and asserted against Buyer and/or Seller after the Effective Time, insofar as any such claims result from conditions, actions or inactions occuring on or after the Effective Time, or (ii) breach of the representations contained in section 15.2.

13.4 Seller's Indemnity - Except as otherwise set forth in Article 14, Seller agrees to protect, defend, indemnify and hold Buyer harmless from and against any and all Claims arising in favor of any person for personal injury, death, damage to property or for any other Claims arising directly or indirectly from, or incident to, (i) the use, occupation, operation (including, but not limited to, royalty and accounting Claims) or maintenance of any of the Assets, and relating to periods prior to the Effective Time, or (ii) breach of the representations contained in section 15.1.

ARTICLE 14

14. ENVIRONMENTAL

14.1 Acceptance of Environmental Condition - Buyer represents that it has reviewed and inspected all of the Assets to be acquired by it pursuant to this Agreement. AT CLOSING, BUYER AGREES TO ACCEPT ALL RESPONSIBILITY AND LIABILITY FOR THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, ALL EXISTING AND PROSPECTIVE CLAIMS, CAUSES OF ACTION, FINES, LOSSES, COSTS AND EXPENSES, INCLUDING, BUT NOT LIMITED TO, COSTS TO CLEAN UP OR REMEDIATE, AND BUYER HEREBY AGREES TO RELEASE SELLER FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFOR AND AGREES TO INDEMNIFY, DEFEND, AND HOLD SELLER HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND COSTS) IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OR BUYER'S FAILURE TO PROPERLY REMEDIATE THE CONDITION. **BUYER ACKNOWLEDGES AND AFFIRMS THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, PRODUCTION AND DEVELOPMENT OF OIL AND GAS, AND THAT THE ASSETS WILL BE ACQUIRED IN THEIR "AS IS, WHERE IS" CONDITION, WITH ALL EXISTING FAULTS. BUYER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT BUYER DEEMS NECESSARY OR APPROPRIATE.**

ARTICLE 15

15. REPRESENTATIONS

15.1 Seller's Representations – Seller represents that the following statements are true and correct:

15.1.1 Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the Laws of the State of Nevada, and in good standing under the Laws of the State of North Dakota.

15.1.2 Authority; Authorization of Agreement. Seller has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Seller, the performance by Seller of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of the Seller, enforceable against each party in accordance with its terms.

15.1.3 No Violations. The execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

(a) Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the articles or certificate of incorporation, or bylaws of Seller;

(b) Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Seller (assuming receipt of all consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfers of title);

(c) Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or (ii) any order, judgment or decree of any government entity or tribal authority; or

(d) Result in the creation or imposition of any lien or encumbrance upon the Assets.

15.1.4 Absence of Certain Changes. Between the date of execution of thisAgreement and the Closing Date, there has not been without Buyer's prior written consent:

(a) A sale, lease or other disposition of the Assets;

(b) A mortgage, pledge or grant of a lien or security interest in any of the Assets;

(c) Any election or vote on any matter submitted for approval or consent with respect to expenditures or participation in any well or operation in excess or Fifty Thousand Dollars ($50,000) net to Seller's interest; or

(d) A contract or commitment to do any of the foregoing.

15.1.5 Operating Costs. All costs incurred in connection with the operation of the Interests, other than any costs or charges that are being contested by Seller in good faith, have been fully paid and discharged by Seller, except normal expenses incurred in operating with the previous sixty (60) days or as to which Seller has not yet been billed.

15.1.6 Pending Proceedings. There is no action, suit or proceeding pending against Seller which could have a material adverse effect on the value or operation of the Assets or that could prevent the consummation of the transaction contemplated by this Agreement, and to the best of Seller's knowledge, there is no such action, suit or proceeding threatened against Seller.

15.1.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to the best of Seller's knowledge, threatened against Seller.

15.1.8 No Liens. The Interests are free and clear of all liens and encumbrances except those encumbrances which are listed on Exhibits"A' and Exhibit "B".

15.1.9 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller that would be reasonably expected to materially interfere with the ownership and operation of the Interests or impair its ability to consummate the transaction contemplated hereby.

15.1.10 Records. The Records are files, or copies thereof, that Seller has used in the normal course of Seller's business to own or operate the Interests. To Seller's knowledge, such Records were accurate and materially complete when prepared and do not contain any information that is intentionally misleading or materially erroneous.

15.1.11 Compliance with Law. Seller has not received written notice (i) of a violation of any statute, law, ordinance, regulation, permit, rule or order of any foreign, federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to their business or operations which remains uncured, and which would have a material adverse effect on any of the Interests or (ii) from any government authority with jurisdiction over the Interests that the Interests are not in substantial compliance with applicable laws.

15.1.12 Agreements. Exhibit "E" is a list of all material contracts applicable to the Interests. Except as noted on Exhibit "E", to Seller's knowledge, such contracts are in full force and effect and Seller is not in default thereunder, and Seller has not received a written notice of default with respect thereto that remains uncured.

15.1.13 Permits. All permits necessary to own and operate the Interests have been obtained, are in force and effect, all fees relating thereto have been paid, and all filings and notices required to be made with any governmental authority have been made.

15.1.14 Taxes. During Seller's period of ownership through the taxable period in which this Agreement is executed, all taxes relating to the Interests have been paid when due, unless contested in good faith by appropriate proceedings.

15.1.15 Preferential Purchase Rights and Consents. All Interests which are subject to preferential purchase rights and/or consent to assign requirements are listed on Exhibit "F".

15.1.16 Environmental Representations and Warranties. Seller has not received a written notice of a violation of any environmental laws with respect the Interests that has not been finally resolved and closed.

15.1.17 Payment of Royalties. To the best of Seller's knowledge, all royalties and in-lieu royalties with respect to the Interests which accrued during the period when Seller has owned the Assets have been properly and fully paid. Seller makes no representation as to the payment of these amounts during other periods, and specifically disclaims and shall not be responsible for any liability for any such amount attributable to periods during which Seller did not own the Assets in question.

15.1.18 Litigation - To the best of Seller's knowledge there are no pending lawsuits involving the Assets.

15.2 Buyer's Representations – Buyer represents that the following statements are true and correct:

15.2.1 Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Oklahoma, and in good standing under the Laws of the State of North Dakota.

15.2.2 Authority; Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against each party in accordance with its terms.

15.2.3 No Violations. The execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

(a) Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the articles or certificate of incorporation, or bylaws of Buyer;

(b) Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer (assuming receipt of all consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfers of title);

(c) Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound or (ii) any order, judgment or decree of any government entity or tribal authority; or

(d) Result in the creation or imposition of any lien or encumbrance upon the Assets.

15.2.4 Information - Buyer represents that all information requested by Buyer from Seller has been made available, that Buyer has been supplied with all of the additional information concerning the Assets that Buyer deemed necessary or appropriate as a prudent and knowledgeable purchaser to evaluate the Assets purchased. Buyer represents that it is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties and has performed due diligence on the Assets and performed all necessary tasks involved in evaluating the Assets, to the Buyer's complete satisfaction. BUYER REPRESENTS AND WARRANTS THAT BUYER HAS INSPECTED THE ASSETS AND ON OR PRIOR TO CLOSING WILL HAVE INSPECTED ALL OF SELLER'S FILES, RECORDS AND DATA ASSOCIATED THEREWITH, AND WILL ACCEPT THE SAME AT CLOSING IN THEIR PRESENT CONDITION, AS IS AND WHERE IS. **BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING WITHOUT LIMITATION ANY INTERNAL APPRAISALS AND/OR INTERPRETIVE DATA OF SELLER.** Buyer acknowledges and affirms that it has relied and will rely solely upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves associated with the Assets.

15.2.5 Knowledge and Experience - Buyer represents that (i) it is engaged in the business

of exploring for and/or producing oil and gas or other valuable minerals as an ongoing business and (ii) it is purchasing the Assets for its own account and not with the intent to resell the Assets in violation of any federal or state securities laws. Buyer represents and warrants that Buyer is an experienced and knowledgeable investor in oil and gas properties, has the financial and business expertise to evaluate the merits and risks of the transactions covered by this Agreement and has relied solely on the basis of its own independent investigation of the Assets for all purposes. Buyer acknowledges that it has had the opportunity to seek the advice of persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.

15.2.6 No Warranty - Buyer acknowledges that Seller has not made any representation, covenant or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Assets, including, without limitation, any implied or expressed warranty of merchantability, of fitness for any particular purpose, or of conforming to models or samples of materials as to any personal property, fixtures or structures conveyed pursuant to this Agreement.

15.2.7 Financial Resources - Buyer has the financial resources available to close the transaction contemplated by this Agreement.

15.3 Closing - The representations set forth in Articles 15.1 and 15.2 above shall be deemed to have been made at and as of the Closing.

ARTICLE 16

16. **CASUALTY LOSS**

If prior to Closing any of the Assets are substantially damaged or destroyed by fire or other casualty ("Casualty Defect"), Seller shall notify Buyer promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing the damaged Assets with equivalent items, no later than the Closing. If any Casualty Defect exists at Closing, at Seller's option, Buyer shall proceed to purchase the damaged Assets, and the Purchase Price shall be reduced by the aggregate reduction in value of all affected Assets on account of such Casualty Defect. Notwithstanding anything to the contrary contained in this Article 16, Seller shall be entitled to retain all insurance proceeds and claims against other parties relating to any such Casualty Defect. For purposes of this provision, normal wear and tear shall not be considered a Casualty Defect.

ARTICLE 17

17. **BROKER'S AND FINDER'S FEES**

Buyer and Seller represent and warrant to each other that it has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transactions contemplated hereby for which the other party shall have any responsibility whatsoever.

ARTICLE 18

18. **NOTICES**

All communications between Buyer and Seller required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, by facsimile transmission, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below:

BUYER

JED Oil (USA) Inc .

2200, 500 – 4th Avenue SW
Calgary, Alberta T2P 2V6

Attention: Land Manager

Phone: (403) 538-3567
Fax: (403) 536-3221
Email: cbisschop@jedoil.com

JMG Exploration, Inc.

2200 500 – 4th Avenue SW
Calgary, Alberta T2P 2V6
Attention: Land Manager

Phone: (403) 538-3567
Fax: (403) 536-3221
Email: cbisschop@jedoil.com

SELLER

SAMSON RESOURCES COMPANY

Samson Plaza
Two West Second Street
Tulsa, Oklahoma 74103-3103
Attention: Scott Rowland

Phone: (918) 591-1221
Fax: (918) 591-1757
Email: srowland@samson.com

ARTICLE 19

19. **DEFAULT**

If Buyer defaults on or prior to Closing in a material way on Buyer's obligations, including but not limited to Buyer's absence at the designated time and place for Closing, Seller may retain the performance deposit under Article 2.2 as liquidated damages in addition to all of its other rights at law or in equity. Further, Seller shall be free immediately to sell the Assets to any third-party without any restriction arising by reason of this Agreement. If Seller defaults on or prior to Closing in a material way on Seller's obligations, including but not limited to Seller's absence at the designated time and place for Closing, Buyer shall be entitled to, at its option, either (i) enforce specific performance of this Agreement or (ii) receive a refund of the performance deposit (without interest) under Article 2.2.

ARTICLE 20

20. **RENTAL, SHUT-IN, AND ROYALTY PAYMENT**

After Closing, Buyer will be responsible for the necessary payments of rentals, shut-in gas payments,

and/or minimum royalties. If Seller retains any interest in any lease or mineral fee out of which an Interest is conveyed, Buyer will notify Seller, in writing, of the payment and the amount paid. Buyer shall notify Seller in writing in advance of any payment it does not make with sufficient time remaining after receipt of such notice for Seller to make the payment should it so desire. If Seller desires to undertake the obligation to make all or part of the aforesaid payments, Seller shall provide Buyer with adequate advance written notice of its intent to do so. Thereafter, Seller shall be responsible for the payments as indicated in Seller's notice to Buyer.

ARTICLE 21

21. **AGENT AGREEMENT**

21.1 Notwithstanding anything herein to the contrary, JED Oil (USA) Inc. ("Principal") hereby appoints JMG Exploration Inc. ("Agent") as its agent for purposes of performing all obligations under this Agreement, excluding Article 13. Agent's authority shall include, but is not limited to, (i) providing and receiving all notices, (ii) receipt, or return, of the Deposit and Base Purchase Price, and (iii) negotiation and payment of all adjustments and post-closing. Agent and Principal shall account among themselves for all monies paid or received by Agent on behalf of Principal.

ARTICLE 22

22. **MISCELLANEOUS**

22.1 Entire Agreement - This Agreement and all Exhibits attached hereto and incorporated herein constitute the entire agreement between the parties. Any previous negotiations or communications between the parties are merged herein.

22.2 Survival - This Agreement shall be binding upon and shall inure to the benefit of the undersigned, their successors, heirs, assigns and corporate successors and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both parties. The representations made by Seller under Article 15.1 shall continue in full force and effect for a period one (1) year from and after the Closing Date. All other representations, promises, agreements, releases, and indemnities made in this Agreement shall survive Closing.

22.3 Reservation of Interests - If Seller reserves any interests (including, without limitation, mineral interests, overriding royalties, deep rights, or other depth limitations, wellbores and/or facilities, equipment, or pipelines) in any Interests or continues to own interests to which Seller requires access through or over the Interests in order to exercise its rights to its interests, Seller reserves concurrent interests in any and all applicable easements, rights-of-way, contracts, and other rights relating to the retained or reserved interests.

22.4 Arbitration

a. Any dispute arising under this Agreement ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in Denver, Colorado by three (3) arbitrators, using the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), but not using the offices or auspices of the AAA; and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). If

there is any inconsistency between this Article and any statute or rules, this Article shall control. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party ("Claimant") giving written notice to the other party ("Respondent"), that the Claimant elects to refer the Arbitrable Dispute to arbitration, and that the Claimant has appointed an arbitrator, who shall be identified in such notice. The Respondent shall notify the Claimant within thirty (30) days after receipt of Claimant's notice, identifying the arbitrator the Respondent has appointed. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed (upon failure of a party to act within the time specified for naming an arbitrator, such arbitrator shall be appointed by the presiding Federal District Judge for the District of Colorado (the "Designating Judge")). Seller shall pay the compensation and expenses of the arbitrator named by or for it, Buyer shall pay the compensation and expenses of the arbitrator named by or for it, and Seller and Buyer shall each pay one-half of the compensation and expenses of the third arbitrator.

b. Each arbitrator must be a neutral party who has never been an officer, director or employee of the Parties or any of their affiliates or any entity in which a Party owns or controls more than a ten percent (10%) interest, has not provided professional or consulting services for either Party within the five (5) years preceding the commencement of the proceedings, has more than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within sixty (60) days after the selection of the third arbitrator. The parties and the arbitrators shall proceed diligently in accordance with the procedures set forth in Article 21.4(c) in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of North Dakota, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of North Dakota shall be applied, without regard to any conflicts of laws principles. All statues of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

(c) After submission of evidence or statements of the Parties as requested by the arbitrators, the arbitrators shall determine initially if the Claim submitted as an Arbitrable Dispute is valid or whether the Open Defect is in fact and in law a Title Defect that warrants a Price Adjustment in accordance with the terms of this Agreement. If the arbitration panel determines that an Arbitrable Dispute does not present a valid Claim, the panel shall deny the Claim and no damages shall be awarded. In that event, if the Open Defect was an Alleged Title Defect, the Buyer shall pay the full allocated value for the Interest that was subject to the arbitration and dispute resolution.

If, as a result of the initial decision making process, the arbitration panel determines that a valid Claim was presented as an Arbitrable Dispute, the arbitration hearing shall be scheduled and conducted as promptly as possible in Tulsa, Oklahoma. The amount of the award relating to the Claim shall be determined by the majority vote of the three (3) arbitrators. The arbitration panel shall have the authority to award attorney's fees and costs

of arbitration to the prevailing party if the panel determines the non-prevailing party's position was not based on a commercially reasonable interpretation of the applicable standards, law or facts.

22.5 Choice of Law - THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NORTH DAKOTA.

22.6 Assignment - The rights and obligations under this Agreement may not be assigned by any party without the prior written consent of the other party, with exception of Buyer's performance of its obligations under that certain Lease Acquisition and Exploration Agreement by and between Mammoth Exploration LLC and Samson Resources Company dated December 1, 2005. Notwithstanding the foregoing, Seller shall look solely to Buyer for performance under this Agreement.

22.7 No Admissions - Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Seller or Buyer or by their respective officers, directors, employees, or agents.

22.8 Amendments - Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the other Party claiming the benefit of such amendment or waiver.

22.9 Counterparts - This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by facsimile transmission of signatures pages with original signature pages to promptly follow in due course.

22.10 Third-Party Beneficiaries - Neither this Agreement nor any performances hereunder by Seller or Buyer shall create any right, claim, cause of action, or remedy on behalf of any person not a party hereto.

22.11 Public Communications - After Closing, either party may make a press release or public communication concerning this transaction; provided, however, any such press release or public communication is subject to the other party's prior review and written approval, which approval will not be unreasonably withheld.

22.12 Headings - The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

"SELLER"
JMG EXPLORATION, INC.

By: ______________________

Name: REG GREENSLADE
Title: CHAIRMAN

"BUYER"
SAMSON RESOURCES COMPANY

By: ______________________

Name: Jim Dowdy
Title: Attorney-in-fact

"SELLER"
JED OIL (USA) INC.

By: ______________________

Name: James Rundell
Title: Pres.